Exhibit 99.1

For Immediate Release

July 27, 2012

Approach Resources Inc.

Announces Preliminary Second Quarter Production and

Provides Mid-Year Reserves Update

Fort Worth, Texas, July 27, 2012 – Approach Resources Inc. (NASDAQ: AREX) today announced preliminary production, commodity price realizations and capital expenditures for second quarter 2012 and provided a mid-year 2012 reserves update. Highlights include:

•	Total production up 16% to 7.7 MBoe/d

•	Oil production increases 120% to 230 MBbls, and total liquids production increases 33% to 453 MBbls

•	Total proved reserves up 9% to 83.7 MMBoe

•	Oil proved reserves increase 30% to 23.5 MMBbls, and total liquids proved reserves increase 13% to 53.4 MMBoe

Estimated second quarter 2012 production totaled 702 MBoe (7.7 MBoe/d), compared to 608 MBoe (6.7 MBoe/d) produced in second quarter 2011, a 16% increase. Estimated second quarter 2012 production increased 7%, compared to first quarter 2012 production of 654 MBoe (7.2 MBoe/d). Estimated oil production for second quarter 2012 increased 120% to 230 MBbls, compared to 104 MBbls produced in second quarter 2011, and increased 20% compared to first quarter 2012 oil production of 191 MBbls. Estimated production for second quarter 2012 was 33% oil, 32% NGLs and 35% natural gas, compared to 17% oil, 39% NGLs and 44% natural gas in second quarter 2011.

Preliminary, average realized prices for second quarter 2012, before the effect of commodity derivatives, were $83.21 per Bbl of oil, $33.75 per Bbl of NGLs and $2.19 per Mcf of natural gas, compared to $97.89 per Bbl of oil, $51.88 per Bbl of NGLs and $4.16 per Mcf of natural gas for second quarter 2011. Our preliminary, average realized price, including the effect of commodity derivatives, was $43.12 per Boe for second quarter 2012, compared to $48.01 per Boe for second quarter 2011.

Preliminary, unaudited estimates of capital expenditures during second quarter 2012 totaled $70.3 million, and included $65.1 million for exploration and development drilling, $4.6 million for pipeline and infrastructure projects and $600,000 for acreage acquisitions. During second quarter 2012, the Company drilled seven wells and completed 10 wells, including eight of 11 wells that were waiting on completion at March 31, 2012. At June 30, 2012, we had eight wells waiting on completion, of which five have since been completed as producers and one has been completed as a water source well.

Proved Reserves Update

Estimated proved reserves at June 30, 2012, were 83.7 MMBoe, an increase of 9% and 25% over year-end 2011 and mid-year 2011 proved reserves, respectively. Oil proved reserves at June 30, 2012, were 23.5 MMBbls, an increase of 30% and 132% over year-end 2011and mid-year 2011 oil proved reserves, respectively. The Company’s proved reserves were 28% oil, 36% NGLs and 36% natural gas at June 30, 2012, compared to 23% oil, 38% NGLs and 39% natural gas at year-end 2011. Reserve growth for the first half of 2012 was driven by the Company’s drilling program in Project Pangea targeting the Wolfcamp oil shale and the Wolffork formations.

The standardized after-tax measure of discounted future net cash flows (the “Standardized Measure”) for our proved reserves at June 30, 2012, was $447.9 million. The pre-tax present value of our proved reserves discounted at 10% (“PV-10”), was estimated at $755.2 million. Proved reserves volumes and PV-10 were prepared using prices of $90.13 per Bbl of oil, $50.07 per Bbl of NGLs and $3.36 per Mcf of natural gas. See “Supplemental Non-GAAP Measure” below for our definition of PV-10 and reconciliation to the Standardized Measure.

Management Comment

Approach’s President and CEO, J. Ross Craft, commented, “Our oil production surged in the second quarter to its highest level in our history, jumping 120% year-over-year as a result of our horizontal development drilling in the Wolfcamp oil shale. Oil and NGLs now represent 65% of our production mix and 64% of our reserve mix, which is a dramatic turnaround from just three years ago, when our primary product was natural gas. Beginning in the second half of the year, we expect to realize the benefit of adding a second horizontal rig in the southern Midland Basin.”

Approach Resources Inc. is an independent oil and gas company with core operations, production and reserves located in the Permian Basin in West Texas. The Company targets multiple oil and liquids-rich formations in the Permian Basin, where the Company operates approximately 146,000 net acres. The Company’s estimated proved reserves as of June 30, 2012, total 83.7 million barrels of oil equivalent, made up of 64% oil and NGLs and 36% natural gas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include expectations of anticipated financial and operating results of the Company, including production, realized prices and capital expenditures. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on its website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Information in this release regarding production, realized commodity prices and capital expenditures is preliminary and unaudited. Final results will be provided in our quarterly report on Form 10-Q for the three and six months ended June 30, 2012, to be filed on or before August 9, 2012.

For a glossary of oil and gas terms and abbreviations used in this release, please see our Annual Report on Form 10-K filed with the SEC on March 12, 2012.

Supplemental Non-GAAP Measure

This release contains a financial measure that is a non-GAAP measure. We have provided the reconciliation below of the non-GAAP financial measure to the most directly comparable GAAP financial measure and on the Non-GAAP Financial Information page in the Investor Relations section of our website at www.approachresources.com.

PV-10

The present value of our proved reserves, discounted at 10% (“PV-10”), was estimated at $755.2 million at June 30, 2012, and was calculated based on the first-of-the-month, 12-month average prices for oil, NGLs and gas, of $90.13 per Bbl of oil, $50.07 per Bbl of NGLs and $3.36 per Mcf of natural gas, respectively.

PV-10 is our estimate of the present value of future net revenues from proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” We believe PV-10 to be an important measure for evaluating the relative significance of our oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating the Company. We believe that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and gas industry.

The following table reconciles PV-10 to our standardized measure of discounted future net cash flows, the most directly comparable measure calculated and presented in accordance with GAAP. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

(in thousands)	June 30, 2012
PV-10	$755,233
Less income taxes:
Undiscounted future income taxes	(664,979)
10% discount factor	357,682

Future discounted income taxes	(307,297)

Standardized measure of discounted future net cash flows	$447,936

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